Exhibit No. 10

MASTER AGREEMENT

Dated 11, October 2007

Between

Mr. Yvon Provost

Mr. Fabien Provost

Mrs Olivia Provost

Mrs Monique La Rizza

and

Artal Services N.V.

and

Mr. Jean Mouton

And

RHS Netherlands Holdings BV

and

RHS France SAS

and

Regis Corporation

and

Artal Group S.A.

Baker & McKenzie SCP

Paris

1 rue Paul Baudry

75008 Paris

France

Tel: +33 (0)1 44 17 53 00

Fax: +33 (0)1 44 17 75 45

MASTER AGREEMENT

By and between:

1.                            Mr. Yvon Provost, born in Le Lude (72810), France, on 12 December 1946, a French national, residing at 14, rue Ancelle, 92200 Neuilly-sur-Seine, France, married under the séparation de biens regime;

2.                            Mr. Fabien Provost, born in Suresnes (92150), France, on 16 August 1975, a French national, residing at 7, rue Berlioz, 75016 Paris, France, married under the séparation de biens regime;

3.                            Mrs Olivia Provost, born in Suresnes (92150), France, on 3 June 1973, a French national, residing at 20, rue Roger Bacon, 75017 Paris, France;

4.                          Mrs Monique La Rizza, born in La Tronche (38) on 15 March 1948, a French national, residing at 14, rue Ancelle, 92200 Neuilly-sur-Seine, France, married under the séparation de biens regime;

Yvon Provost, Fabien Provost, Olivia Provost and Monique La Rizza are collectively referred to as the “FP Group” and for all purpose under this Master Agreement, each member of the FP Group shall be deemed acting jointly and severally (solidairement) with all other members of the FP Group;

4.                            Artal Services N.V., a company incorporated under the laws of Belgium, with a share capital of 18,000,000 euros, having its registered office at 1932, Saint-Stevens-Woluwe, Woluwedal 28, Belgium, registered with the legal entity registry of Brussels under number 0405.680.724, represented by Mr. Paul Köhler (hereinafter referred to as “Artal”);

5.                            Mr. Jean Mouton, born in Versailles (78000), France, on 10 September 1956, a French national, residing at 3, rue de Luynes, 75007 Paris, France (hereinafter referred to as “Jean Mouton”);

6.                            RHS Netherlands Holdings BV, a limited liability company incorporated under the laws of Netherlands, having its registered office at Strawinskylaan 3105,  Atrium 7th floor, PO Box 1469 – 1000 BL Amsterdam, Netherlands, registered in Amsterdam under number 3190108, represented by Andrew Cohen (hereinafter referred to as “Regis Netherlands”);

7.                            RHS France SAS, a French société par actions simplifiée (simplified joint stock company) with a share capital of 46,370,000 euros, having its registered offices 156 rue du Faubourg Saint Denis – 75010 Paris, France, registered with the Trade and Companies Registry of Paris, under number 439 966 185, represented hereto by its legal representative RHS Netherlands Holding BV, itself represented by Andrew Cohen, (hereinafter referred to as “RHS” or the “Combined Entity”);

The FP Group, Artal, Jean Mouton, Regis Netherlands and RHS are referred to collectively as the “Parties” and each of them as a “Party”;

8.                            Regis Corporation, a company incorporated under the laws of the State of Minnesota, having its registered office at 7201 Metro Boulevard, Minneapolis, MN 55439 (USA), registered under number 41-0749934, represented by Mr. Eric Bakken (hereinafter referred to as « Regis Corporation »), duly authorized, which shall be deemed acting jointly and severally (solidairement) with Regis Netherlands with respect to the rights, obligations and, as the case maybe, the liabilities which result or may result of this Master Agreement;

9.                            Artal Group S.A., a company incorporated under the laws of Luxemburg, having its registered office at 105 Grand-Rue, L1661 Luxemburg (Luxemburg), registered under number 40470, represented by Mr. Paul Kolher, duly authorized (hereinafter referred to as “Artal Group”), which shall be deemed acting jointly and severally (solidairement) with Artal with respect to the rights, obligations and, as the case maybe, the liabilities which result or may result of this Master Agreement.

WITNESSETH:

Whereas Regis Netherlands holds 100% of the share capital of RHS and 100% of the share capital of RIF.

Whereas, after the completion of a certain number of pre closing actions described in Schedule 4.1(i) of this Master Agreement, on the Closing Date:

(i)                         Regis Netherlands will hold 100% of the share capital of a company to be incorporated (“Regis Holding”) which will hold directly 100% of the share capital of RHS and RISS ;

(ii)                      RHS will hold shareholding interests in various subsidiaries as described in Exhibit B;

(iii)                   RIF will hold shareholding interests in various subsidiaries as described in Exhibit C;

(iv)                  the FP Group, Artal and Mr. Jean Mouton will hold together 100% of the share capital of a company to be incorporated between them (“Provost Participations”);

(v)                     Provost Participations will hold 95% of the share capital of Franck Provost Coiffure SAS, a French société par actions simplifiée (simplified joint stock company) with a share capital of 24,300,000 euros, having its registered offices 53 avenue Franklin Roosevelt – 75008 Paris, France, registered with the Trade and Companies Registry of Paris, under number 303 324 552 (“FPC”); and

(vi)                  FPC will hold shareholding interests in various subsidiaries as described in Exhibit D.

Whereas Regis Netherlands, the FP Group and Artal agreed to combine the European retail hair salon operations of the Regis Netherlands’ subsidiaries listed in Exhibit B and Exhibit C, with the operations of Franck Provost Coiffure SAS and its subsidiaries listed in Exhibit D (the “Transaction”).

Whereas following the consummation of the Transaction, RHS is referred to in this Master Agreement as the “Combined Entity.”

Whereas Regis Corporation, the FP Group and Artal agreed on the following allocation of the share capital of the Combined Entity after the completion of the Transaction:

•	Provost Participations	70%
•	Regis Holding	30%

	Total	100%

Whereas the Parties have resolved to implement the Transaction as follows:

(i)                       Regis Holding shall contribute to the Combined Entity, 100% of the share capital of RIF.

(ii)                    Simultaneously, the FP Group, Artal and Jean Mouton shall contribute to Provost Participations all of their shares of FPC corresponding in the aggregate to 95% of the share capital of FPC. In addition, Artal shall contribute to Provost Participations 7,000,000 euros in cash.  Provost Participations shall then contribute to RHS 95% of the share capital of FPC and 7,000,000 euros in cash.

(iii)                 On completion of the contributions described above and of the related capital increase of the Combined Entity, Regis Holding, the FP Group, Artal, Jean Mouton and Provost Participations shall execute ancillary documents and in particular :

•                  two representations and warranties agreements substantially in the form of the documents attached as Schedule 4.3(i) and Schedule 4.3(ii) hereto;

•                  a shareholders’ agreement that will set forth, among other things, the respective rights and obligations of Regis Holding and Provost Participations in their capacity as shareholders of the Combined Entity;

•                  the Put Option and the Call Option in the form of the documents respectively attached as Schedule 4.4.1 (x) and Schedule 4.4.1 (xi) hereto;

•                  the Mouton Call Option in the form of the document attached as Schedule 4.4.3 hereto; and

•                  a royalty free license agreement for the use by Regis Corporation, or Regis Corporation’s affiliates other than the Combined Entity itself and its subsidiaries, of the Jean-Louis David intellectual property in the New York metropolitan area in the form of Schedule 4.3(iv) hereto.

(iv)                  On the date hereof, Artal and CMP have entered into (i) a share purchase agreement according to which Artal will acquire on the Closing Date 45,958 shares of FPC and (ii) put and call options agreements pursuant to which CMP has undertaken to sell to Artal 126,875 shares of FPC for a price of Euro 6,850,000. A copy of these agreements is attached as Exhibit E. On completion of the contributions described above, Artal will assign to Provalliance its rights and obligations under the put and call option agreements referred to above and Provalliance will accept this assignment.

Whereas the final structure of the Combined Entity immediately after the Closing is attached as Exhibit F to this Master Agreement.

Whereas the Parties have agreed to enter into this Master Agreement providing for their undertakings to implement the Transaction.

NOW IT HAS BEEN AGREED AS FOLLOWS:

1.                                      DEFINITIONS

For the purposes of interpretation and performance of this Master Agreement, the terms and expressions used hereinafter, unless otherwise required by the context, shall have the following meanings:

“Affiliate”

shall mean, (i) for an individual, members of his family and the companies or other legal entities directly or indirectly controlled by such individual and (ii) for a legal entity, any person or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the said legal entity, or any other entity which is under the same control than the concerned legal entity. An individual or a legal entity shall be deemed to control a legal entity if it controls such legal entity within the meaning of Article L. 233-3 I of the French Code de commerce.

“Anti-trust Authorities”

shall mean any relevant governmental authority in charge of anti-trust control, in any jurisdiction where an Anti-trust Clearance shall need to be obtained or, in the opinion of the Parties, is desirable to obtain prior to the completion of the Transaction.

“Anti-trust Clearances”	shall have the meaning ascribed to it in Section 5.2 hereof.

“Artal Contribution”	shall mean the 664,202 shares of FPC which will be contributed by Artal to Provost Participations on the Closing Date.

“Artal Contribution Agreement”	shall mean the contribution agreement pursuant to which Artal shall contribute to Provost Participations 618,244 shares of FPC and a form of which is attached as Schedule 2.3 hereto.

“Calculation Period”	shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Call Option”

shall mean the call option agreement (promesse unilaterale de vente) to be signed on the Closing Date, by and between Artal and Regis Holding, a form of which is attached as Schedule 4.4.1 (xi) hereto.

“CMP”

shall mean Cherche Midi Participation, a société par actions simplifiée with a share capital of 7,600,000 euros, having its registered office on 17, rue Dupin, 75006 Paris, France, registered with the French trade and companies registry under number 440 857 548 RCS Paris.

“Closing”	shall mean the completion of the Transaction.

“Closing Date”	shall mean the date on which the Transaction contemplated in this Master Agreement shall be completed as set forth in Section 4.2 hereof.

“Combined Entity”	shall refer to RHS from and after the completion of the Transaction, as designated in the preamble hereof.

“Conditions Precedent”	shall mean the conditions to the Parties’ obligation to consummate the Transaction stipulated in Section 3 hereof.

“Disagreement Notice”	shall have the meaning ascribed to it in Section 2.1.3 hereof.

“Encumbrances”	shall mean any liens, claims, encumbrances, options, security interests, restrictions, pledges or other rights of third parties of any nature.

“Excluded Assets and Activities”

shall mean the shares of Regis Netherlands’ subsidiaries in the UK (including the related intellectual property rights) and Germany (salons located in Germany operating under the name of Vidal Sassoon) and the shares of Regis Netherlands’ financial subsidiaries located in the Netherlands, as well as the Jean Louis David salons activity in the United States that will not be contributed to the Combined Entity.

“Faure Acquisition”	shall mean the intended acquisition by RHS of a company which operates four locations in France and seven locations in Spain for a price amounting to around 6 million Euros.

“FP Group Contribution”	shall mean the 1,740,000 shares of FPC which will be contributed by the FP Group to Provost Participations on the Closing Date.

“FP Group Contribution Agreement”	shall mean the contribution agreement pursuant to which the FP Group shall contribute to Provost Participations 1,740,000 shares of FPC and a form of which is attached as Schedule 2.2 hereto.

“FP Group Representative”	shall mean Mr. Yvon Provost.

“Independent Accountant”	shall have the meaning ascribed to it in Section 2.1.3 hereof.

“License Agreement”	shall mean the license agreement to be signed on the Closing Date, by and between RIF and Regis Corporation, a form of which is attached as Schedule 4.3 (iv) hereto.

“Master Agreement”	shall mean this Master Agreement and all of its Exhibits and Schedules, which form an integral part thereof.

“Mouton Call Option”	Shall mean the call option agreement (promesse unilaterale de vente) to be signed on the Closing Date, by and between Artal and Jean Mouton, a form of which is attached as Schedule 4.4.3 hereto.

“Mouton Contribution”	shall mean the 6,423 shares of FPC which will be contributed by Jean Mouton to Provost Participations on the Closing Date.

“Mouton Contribution Agreement”	shall mean the contribution agreement pursuant to which Jean Mouton shall contribute to Provost Participations 6,423 shares of FPC and a form of which is attached as Schedule 2.4 hereto.

“Normalized EBITDA”	shall have the meaning ascribed to it in the Shareholders’ Agreement.

“Parties”	shall mean Regis Netherlands, the FP Group, Artal, Jean Mouton and RHS.

“Provost Representations and Warranties Agreement”

shall mean the representations and warranties agreement and its schedules and exhibits to be signed on the Closing Date, by and between Regis Holding, the FP Group and the Combined Entity, a form of which is attached as Schedule 4.3 (i) hereto.

“Provost Participations Contribution”	shall mean 95% of the share capital of FPC contributed by Provost Participations to the Combined Entity.

“Provost Participations Contribution Agreement”

shall mean the contribution agreement pursuant to which Provost Participations shall contribute to the Combined Entity 95% of the share capital of FPC and a form of which is attached as Schedule 2.5 hereto.

“Put Option”	shall mean the put option agreement (promesse unilaterale d’achat) to be signed on the Closing Date, by and between Artal and Regis Holding, a form of which is attached as Schedule 4.4.1(x) hereto.

“Regis Contribution”	shall mean a 100% of the share capital of RIF contributed by Regis Holding to the Combined Entity.

“Regis Contribution Agreement”

shall mean the contribution agreement pursuant to which Regis Holding shall contribute to the Combined Entity a 100% of the share capital of RIF and a form of which is attached as Schedule 2.1.1 hereto.

“Regis Representations and Warranties Agreement”

shall mean the representations and warranties agreement and its schedules and exhibits to be signed on the Closing Date, by and between Regis Holding, Artal, the FP Group and the Combined Entity, a form of which is attached as Schedule 4.3 (ii) hereto.

“Remaining Cash Amount”

shall mean the sum of (i) cash, cash at hand, liquid money market investments minus (ii) any interest bearing indebtedness owed to banks and financial institutions, owned by the entities listed in Exhibits B and C as of the Closing Date.

“Remaining Cash Amount Statement”	shall have the meaning ascribed to it in Section 2.1 hereof.

“Representations and Warranties”	shall mean the representations and warranties set forth either in the Regis Representations and Warranties Agreement or in the Provost Representations and Warranties Agreement.

“RIF”

shall mean Regis International Franchising S.a.r.l, a company incorporated under the laws of Luxembourg, having its registered office at 18, avenue de la Liberté, 1930 Luxemburg, Luxemburg, registered under number 1999 24 07355.

“RISS”

shall mean Regis International Shared Services, a société par actions simplifiée incorporated under the laws of France, with a share capital of 500,000 Euros, registered with the French trade and companies registry under number 480 547 694 RCS Paris.

“Shareholders’ Agreement”	shall mean the shareholders agreement and its schedules and exhibits to be signed on the Closing Date, by and between the certain Parties, a form of which is attached as Schedule 4.3 (iii) hereto.

“Subsidiaries”

shall mean (i) for RHS (before Closing) the companies listed in Exhibit B, (ii) for RIF the companies listed in Exhibit C and (iii) for FPC the companies listed in Exhibit D and (iv) for the Combined Entity (after Closing) the companies listed in Exhibit E.

“Transaction”

shall mean the combination, under the ownership of the Combined Entity, of the European retail hair salon operations of the Regis Netherlands’ subsidiaries listed in Exhibit B and Exhibit C, with the operations of Franck Provost Coiffure SAS and its subsidiaries listed in Exhibit D.

2.                                      CONTRIBUTIONS IN KIND – CAPITAL INCREASE OF THE COMBINED ENTITY

2.1                                 Regis Contribution

2.1.1                                              Under the terms and conditions set forth in this Master Agreement, on the Closing Date, Regis Holding shall contribute to the Combined Entity

100% of the share capital of RIF pursuant to the terms and conditions of the Regis Contribution Agreement.  This contribution shall be governed by article L. 225-147 of the French Code de Commerce.

Such RIF shares shall be contributed in full and unrestricted ownership to the Combined Entity, free and clear of any Encumbrances and with the benefit of all rights attaching to them on the Closing Date (including the right to dividends for the fiscal year immediately ending before the Closing Date, provided that the dividends have not been decided or paid prior to the Closing Date).

The Combined Entity shall be subrogated in all rights and obligations of Regis Holding attached to the RIF shares as of the Closing Date.

Prior to the Regis Contribution, Regis Netherlands shall contribute to Regis Holding 100% of the share capital of RIF.

2.1.2                                                The Excluded Assets and Activities will not be contributed to the Combined Entity.  Regis Corporation will be entitled to a royalty free license for the use of the Jean-Louis David intellectual property pursuant to the License Agreement.

2.1.3                                                Regis Netherlands hereby undertakes to maintain, in the entities listed in Exhibits B and C, on the Closing Date, a Remaining Cash Amount equal, in the aggregate, to 2,500,000 euros. In the event that the Faure Acquisition is completed by the Combined Entity or any of its Subsidiaries prior to the Closing Date; the Remaining Cash Amount shall not be reduced by the acquisition price paid upon completion of the Faure Acquisition provided that the acquisition (i) was approved by the FP Group and Artal prior to its completion and (ii) was entirely financed through a credit line granted by a financial institution.

In the event the Remaining Cash Amount is less than to 2,500,000 euros, Regis Netherlands hereby agrees to indemnify the Combined Entity of an amount equal to the difference between the Remaining Cash Amount and 2,500,000 euros.  In the event the Remaining Cash Amount is in excess of 2,500,000 euros, the FP Group and Artal hereby agree to cause the Combined Entity to indemnify Regis Netherlands of an amount equal to the difference between the Remaining Cash Amount and 2,500,000 euros.

As soon as practicable after the Closing Date and in any event within 30 days after such date, the FP Group and Artal shall cause the Combined Entity to determine the Remaining Cash Amount and prepare and provide Regis Netherlands with a Remaining Cash Amount statement (the “Remaining Cash Amount Statement”).  Regis Netherlands agrees to reasonably cooperate with the FP Group and Artal, as the latter may request in order to determine the Remaining Cash Amount.  If Regis Netherlands does not, within 10 days of receipt of the Remaining Cash Amount Statement, give notice to the FP Group and Artal that it disagrees with the Remaining Cash Amount Statement, such notice stating exhaustively and in reasonable detail the specific items in the Remaining

Cash Amount Statement with which Regis Netherlands disagrees and any adjustments proposed by Regis Netherlands to the Remaining Cash Amount Statement showing the amounts of any adjustment with an explanation in reasonable detail (the “Disagreement Notice”), the Remaining Cash Amount Statement prepared by the FP Group and Artal shall be final and binding upon the Parties hereto.  If Regis Netherlands serves a Disagreement Notice to the FP Group and Artal within the 10-day time period mentioned above, Regis Netherlands, the FP Group and Artal shall attempt in good faith to reach agreement in respect thereof.  If Regis Netherlands, the FP Group and Artal fail to reach an agreement within 10 days following the date of receipt of the Disagreement Notice, the item or items in dispute shall be referred to an internationally and independent chartered accountant or an independent firm of chartered accountants (the “Independent Accountant”) to fully and finally settle the dispute and determine the Remaining Cash Amount in accordance with this section 2.1.3 above and with article 1592 of the Civil Code.

The Independent Accountant shall be agreed upon in writing by the Parties within 10 days of the date on which the most diligent Party has submitted a written request that the matter be referred to the Independent Accountant, or in the absence of a written agreement in such 10-day time period, shall be finally appointed, on the application of either Party, by the Président of the Paris Commercial Court.

The Independent Accountant shall settle any dispute between the Parties on the Remaining Cash Amount Statement, correct the Remaining Cash Amount Statement, such corrected Remaining Cash Amount Statement established by the Independent Accountant being final and binding upon the Parties hereto.  If the Combined Entity fail to prepare or to provide the Remaining Cash Amount Statement within 30 days of the expiry of the initial 30-day time period provided for above, Regis Netherlands shall have the right to prepare or have their accountants prepare the Remaining Cash Amount Statement and the Parties shall follow the process for agreeing on the Remaining Cash Amount Statement as set out in the above and the foregoing provisions here under, as if references to the FP Group and Artal were references to Regis Netherlands and vice versa.  In such event, the FP Group and Artal shall reimburse all costs incurred by Regis Netherlands in preparing or having the Remaining Cash Amount Statement prepared (including, for the avoidance of doubt, the costs of Regis Netherlands’ accountants).  The Parties shall procure (so far as they are respectively able to do so) that all records and employees of RHS and RIF and the working papers of these companies and the companies’ accountants shall be made available to the Independent Accountant, together with access to the companies premises as may reasonably be required in relation to the tasks which this Master Agreement contemplates.

The Independent Accountant shall, at all times, abide by the principle of independent adversarial proceedings. Throughout the duration of its assignment, the Parties shall be entitled to submit any useful written comments, provided that these comments, including any attachments and documentary evidence, are sent simultaneously to the Independent Accountant and to the other Parties.

The Independent Accountant shall submit its draft decision in writing to the Parties for their review within a maximum timescale of ten (10) calendar days following its appointment, unless the Parties by the dispute agree jointly to extend the Independent Accountant’s mission at its request. The Parties shall have five (5) calendar days to provide their comments and the Independent Accountant shall then submit its final decision in writing to the Parties. The Independent Accountant’s decision shall be final and not subject to appeal; it shall be binding on the Parties and shall fully and finally settle any dispute over the Remaining Cash Amount.

All the costs and expenses which are incurred in connection with the Independent Accountant’s assignment shall be borne in equal shares by the Combined Entity.

2.2                                 FP Group Contribution

Under the terms and conditions set forth in this Master Agreement, on the Closing Date, the FP Group shall contribute to Provost Participations the FP Group Contribution pursuant to the terms and conditions the FP Group Contribution Agreement.  This contribution shall be governed by article L. 225-147 of the French Code de Commerce.

Such FPC shares shall be contributed in full and unrestricted ownership to Provost Participations, free and clear of any Encumbrances and with the benefit of all rights attaching to them on the Closing Date (excluding the right to an amount of dividends of Euros 1,385,000 decided on 20 June 2007 for the fiscal year ending on December 31, 2006 which will be fully paid prior to the Closing Date but including the rights to dividends for the fiscal year ending on December 31, 2007).

Provost Participations shall be subrogated in all rights and obligations of FP Group attached to the FPC shares contributed by the FP Group as of the Closing Date.

Prior to the FP Group Contribution, the FP Group will acquire the minority interests held by the following shareholders in FPC: Mrs Monique La Rizza, Mr Pierre Lafont and Mr Jean-Louis Dejouis.

2.3                                 Artal Contribution

In advance of the Artal Contribution, Artal shall contribute to FPC an amount of Euro 2,496,429.50 in cash.

Under the terms and conditions set forth in this Master Agreement, on the Closing Date, Artal shall contribute to Provost Participations the Artal Contribution pursuant to the terms and conditions of the Artal Contribution Agreement.  This contribution shall be governed by article L. 225-147 of the French Code de Commerce. In addition, Artal shall contribute to Provost Participations 7,000,000 euros in cash.

Such FPC shares shall be contributed in full and unrestricted ownership to Provost Participations, free and clear of any Encumbrances and with the benefit of all rights attaching to them on the Closing Date (excluding the right to an amount of dividends of Euros 1,385,000 decided on 20 June 2007 for the fiscal year ending on December 31, 2006 which will be fully paid prior to the Closing Date but including the rights to dividends for the fiscal year ending on December 31, 2007).

Provost Participations shall be subrogated in all rights and obligations of Artal attached to the FPC shares contributed by Artal as of the Closing Date.

Pursuant to the agreement attached hereto as Exhibit E, Artal shall acquire prior to the Artal Contribution 45.958 shares of FPC from CMP.

2.4                                 Mouton Contribution

Under the terms and conditions set forth in this Master Agreement, on the Closing Date, Jean Mouton shall contribute to Provost Participations the Mouton Contribution pursuant to the terms and conditions of the Mouton Contribution Agreement.  This contribution shall be governed by article L. 225-147 of the French Code de Commerce.

Such FPC shares shall be contributed in full and unrestricted ownership to Provost Participations, free and clear of any Encumbrances and with the benefit of all rights attaching to them on the Closing Date (excluding the right to an amount of dividends of Euros 1,385,000 decided on 20 June 2007 for the fiscal year ending on December 31, 2006 which will be fully paid prior to the Closing Date but including the rights to dividends for the fiscal year ending on December 31, 2007).

Provost Participations shall be subrogated in all rights and obligations of Jean Mouton attached to the FPC shares contributed by Jean Mouton as of the Closing Date.

2.5                                 Provost Participations Contribution

Under the terms and conditions set forth in this Master Agreement, on the Closing Date, Provost Participations shall contribute to the Combined Entity 95% of the share capital of FPC pursuant to the terms and conditions of the Provost Participations Contribution Agreement.  This contribution shall be governed by article L. 225-147 of the French Code de Commerce.

Such FPC shares shall be contributed in full and unrestricted ownership to the Combined Entity, free and clear of any Encumbrances and with the benefit of all rights attaching to them on the Closing Date (including the right to dividends for the fiscal year immediately ending before the Closing Date, provided that the dividends have not been decided or paid prior to the Closing Date).

The Combined Entity shall be subrogated in all rights and obligations of Provost Participations attached to the FPC shares contributed by Provost Participations as of the Closing Date.

In addition, Provost Participations shall contribute to the Combined Entity an amount of 7,000,000 euros in cash.

2.6                                 Valuation of the contributions

The Parties have agreed to value the respective contribution of Regis Holding, the FP Group, Artal and Jean Mouton as follows:

(i)                                     30,000,000 euros for the Regis Contribution;

(ii)                                  96,000,000 euros for the FP Group Contribution;

(iii)                               36,645,628 euros for the Artal Contribution;

(iv)                              354,372 euros for the Mouton Contribution; and

(v)                                 133,000,000 euros for the Provost Participations Contribution.

2.7                                 Capital increase of the Combined Entity

In consideration of the Regis Contribution and the Provost Participations contributions described above, RHS will issue:

(i)                                     42,021,686 new shares, par value of Euro 0.7, to Regis Holding, with a total issuance premium of Euro 584,820 ; and

(ii)                                  196,101,201 new shares, par value Euro 0.7, to Provost Participations, with a total issuance premium of Euro 2,729,160.

3.                                      CONDITIONS PRECEDENT

3.1                                 Conditions to the Parties’ obligation to consummate the Transaction

In the event the filing of the Transaction with the Anti-Trust Authorities shall prove to be legally required, the Parties’ obligation to consummate the Transaction is subject to (i) obtaining, without condition, all Anti-trust Clearances from the Anti-Trust Authorities, or (ii) the termination of the applicable waiting period under applicable laws and regulations without objection to the Transaction by the Anti-Trust Authorities.

3.2                                 Conditions to Regis Netherlands’ obligation to consummate the Transaction

Regis Netherlands’ obligation to consummate the Transaction is subject to the absence of any event, fact or matter which gives rise to a material change in the financial conditions, assets and liabilities, or results of operations of FPC or any of its Subsidiaries, that, as a whole, is as substantial and adverse as to fundamentally impair the value of these companies in aggregate.

3.3                                 Conditions to the FP Group and Artal’ obligation to consummate the Transaction

The FP Group and Artal obligation to consummate the Transaction is subject to the absence of any event, fact or matter which gives rise to a material change in the financial conditions, assets and liabilities, or results of operations of RIF and RHS or any of their respective Subsidiaries, that, as a whole, is as substantial and adverse as to fundamentally impair the value of these companies in aggregate.

4.                                      COMPLETION OF THE TRANSACTION — CLOSING

4.1                                 Pre-Closing actions — Contributions process

The Parties undertake to take all steps as may be required under applicable laws and regulations to ensure that the FP Group Contribution and the Artal Contribution are contributed to Provost Participations and that the Regis Contribution and the Provost Participations Contribution are contributed to the Combined Entity and the related capital increases completed with effect on the Closing Date.

In this respect the Parties undertake to:

(i)                                     carry out the pre-closing actions described respectively in Schedule 4.1(i) for Regis Netherlands, in Section 2.2. for the FP Group and in Section 2.3 for Artal;

(ii)                                  request jointly the appointment of a special contribution appraiser(s) (commissaire aux apports) from the relevant commercial courts;

(iii)                               sign the Regis Contribution Agreement, the FP Group Contribution Agreement, the Artal Contribution Agreement, the Mouton Contribution Agreement and the Provost Participations Contribution Agreement substantially in accordance with the forms attached respectively as Schedule 2.1.1, Schedule 2.2, Schedule 2.3, Schedule 2.4 and Schedule 2.5;

(iv)                              diligently cooperate with the contribution appraiser(s) (commissaire aux apports) and in particular give him an original copy of the Regis Contribution Agreement, the FP Group Contribution Agreement, the Artal Contribution Agreement, the Mouton Contribution Agreement and the Provost Participations Contribution Agreement in order to enable such contribution appraiser(s) to issue his reports on a timely basis;

(v)                                 perform on a timely basis all publication and filing formalities required by applicable laws in connection with Regis Contribution, FP Group Contribution, Artal Contribution, Mouton Contribution and Provost Participations Contribution;

(vi)                              take all corporate steps, as may be required to make Regis Contribution, FP Group Contribution, Artal Contribution Mouton Contribution and Provost Participations Contribution and related capital increases of Provost Participations and of the Combined Entity effective in accordance with the terms and conditions of this Master Agreement;

(vii)                           take all corporate steps, as may be required to make the contribution by Regis Netherland to Regis Holding as described in article 2.1.1 above and the related capital increase of Regis Holding effective in accordance with the terms and conditions of this Master Agreement.

Except as may be otherwise agreed by the Parties, each of the FP Group, Artal, Jean Mouton, Provost Participations, Regis Netherlands and Regis Holding undertakes to pay all taxes and expenses that may be due in connection with respectively the FP Group Contribution, Artal Contribution, Mouton Contribution, Provost Participations Contribution, the Regis Contribution and the contribution by Regis Netherlands to Regis Holding as described in article 2.1.1 above, including without limitation any registration fees.

4.2                                 Closing – Closing Date

The completion of the Transaction contemplated hereby (the “Closing”) shall take place at the offices of Baker & McKenzie, 1 rue Paul Baudry - 75008 Paris, as soon as possible following the completion of the condition precedent set forth in article 3.1 and at the latest on January 31, 2008 or any other date agreed upon between the Parties (in each case subject to the conditions set forth in article 3.2 and 3.3 being satisfied) (the “Closing Date”).

The Parties shall mutually inform each other, in writing and immediately, of the completion of the pre-closing actions described in Schedule 4.1(i) for Regis Netherlands, Section 2.2 for the FP Group, Section 2.3 for Artal and the fulfillment of the Conditions Precedent.

Each of the Parties may be held liable if it fails to respect the commitments it has undertaken hereunder, and specifically in relation to Section 3 hereof.

4.3                                 Documents to be signed by the Parties on the Closing Date

On the Closing Date, the Parties shall sign or cause to be signed:

(i)                                     the Provost Representations and Warranties Agreement (with its schedules) the form of which is attached hereto as Schedule 4.3 (i).

(ii)                                  the Regis Representations and Warranties Agreement (with its schedules) the form of which is attached hereto as Schedule 4.3 (ii).

(iii)                               the Shareholders’ Agreement (with its schedules) the form of which is attached hereto as Schedule 4.3 (iii);

(iv)                              the License Agreement (with its schedules) the form of which is attached hereto as Schedule 4.3 (iv); and

(v)                                 the Escrow Agreement the form of which is attached as a schedule to the Shareholders’ Agreement.

4.4                                 Closing actions and deliveries

4.4.1                                                Regis Netherlands’ actions and deliveries

On the Closing Date, Regis Netherlands shall provide the FP Group and Artal with the following documents:

(i)                         a certified copy of the minutes of the Regis Holding’s shareholders meeting / board of directors approving Regis Contribution on the terms and conditions of the Regis Contribution Agreement and this Master Agreement;

(ii)                      a certified copy of the executed Regis Contribution Agreement;

(iii)                   the original resignation letter of Regis Netherlands as Chairman (Président) of RHS;

(iv)                  the original resignation letter of Andrew Cohen as Chairman (Président) of Jean-Louis David France, Regis France Salons, RISS, Saint Algue France and as “contrôleur de gestion” of the GIE Regis France; the original resignation letter of the members of the comité de direction of Saint-Algue France and Jean-Louis David France, if any; the documents evidencing the transfer of the shares held by Andrew Cohen in the share capital of RHS Switzerland and any other documents according to which Mr. Andrew Cohen has resigned of all its offices or employment agreements with RHS, RIF and/or any of their Subsidiaries and/or document evidencing the sale of the shares which he may still held in the share capital of RHS, RIF and/or any of their Subsidiaries on Closing Date;

(v)                     the original resignation letter of Mr. Andrew Cohen as employee of RHS without any right to any severance payment or deferred compensation from the Combined Entity;

(vi)                  a certified copy of the minutes of the Combined Entity’s shareholders meeting (a) approving the value of the Regis Contribution and Provost Participations Contribution, (b) acknowledging the completion of the subsequent capital increase of RHS, (c) modifying the by-laws of the Combined Entity according to the form of by-laws attached hereto as Schedule 4.4.1 (vii), and (d) appointing Mr. Yvon Provost as Chairman and the members of the executive committee of the Combined Entity.

(vii)               a certified copy of the by-laws of the Combined Entity as amended by shareholders’ meeting referred to in paragraph (vi) above according to the form of by-laws attached hereto as Schedule 4.4.1 (vii);

(viii)            an original copy of the executed Regis Representations and Warranties Agreement;

(ix)                    an original copy of the executed Shareholders Agreement;

(x)                       an original copy of the Put Option in the form attached hereto as Schedule 4.4.1 (x); and

(xi)                    an original copy of the Call Option in the form attached hereto as Schedule 4.4.1 (xi).

4.4.2                                                FP Group’s actions and deliveries

On the Closing Date, the FP Group shall provide Regis Holding and Artal with the following documents:

(i)                                     a certified copy of the executed FP Group Contribution Agreement;

(ii)                                  a certified copy of the executed termination amendment to the existing FPC shareholders’ agreement;

(iii)                               a certified copy of the amended by-laws of FPC the form of which is attached hereto as Schedule 4.4.2 (iii);

(iv)                              an original copy of the executed Provost Representations and Warranties Agreement; and

(v)                                 an original copy of the executed Shareholders Agreement.

4.4.3                                                Artal’ actions and deliveries

On the Closing Date, Artal shall provide Regis Holding and the FP Group with the following documents:

(i)                                     a certified copy of the executed Artal Contribution Agreement;

(ii)                                  a certified copy of the executed termination amendment to the existing FPC shareholders’ agreement;

(iii)                               a certified copy of the amended by-laws of FPC the form of which is attached hereto as Schedule 4.4.2 (iii);

(iv)                              an original copy of the executed Shareholders Agreement;

(v)                                 an original copy of the Put Option in the form attached hereto as Schedule 4.4.1(x);

(vi)                              an original copy of the Call Option in the form attached hereto as Schedule 4.4.1(xi); and

(vii)                           an assignment agreement entered into between Artal and Provalliance pursuant to which Artal will assign to Provalliance its rights and obligations under the put and call options agreements attached as Exhibit E.

Artal shall also provide Jean Mouton with an original copy of the executed Mouton Call Option in the form attached hereto as Schedule 4.4.3.

4.4.4                                                Jean Mouton’s actions and deliveries

On the Closing Date, Jean Mouton shall provide Regis Holding, Artal and the FP Group with a certified copy of the executed Mouton Contribution Agreement.

Jean Mouton shall also provide Artal with an original copy of the executed Mouton Call Option in the form attached hereto as Schedule 4.4.3.

4.4.5                                                Provost Participations’ actions and deliveries

On the Closing Date, the FP Group and Artal shall cause Provost Participations to provide Regis Netherlands with the following documents:

(i)                                    a certified copy of the minutes of Provost Participations’ shareholders meeting (a) approving the value of the FPC shares contributed to Provost Participations by the FP Group and Artal, (b) acknowledging the completion of the subsequent capital increase of Provost Participations, and (c) modifying the by-laws of Provost Participations accordingly;

(ii)                                  a certified copy of the executed Provost Participations Contribution Agreement; and

(iii)                               an original copy of the executed Shareholders Agreement.

4.4.6                                                Combined Entity’s actions and deliveries

On the Closing Date, the Combined Entity shall deliver to Regis, Artal and the FP Group any document evidencing the deposit in escrow, to an escrow agent, of an amount of Euro 6,850,000 to secure the payment by the Combined Entity of the 126.875 shares of FPC owned by CMP pursuant to the agreement attached as a schedule to the put and call options agreements attached as Exhibit E. The escrow agreement shall provide that the amount will only be released by the escrow agent for the exclusive purpose of the payment by Combined Entity to CMP of the purchase price related to the said shares.

On the Closing Date, the Combined Entity shall deliver an assignment agreement entered into between Artal and Provalliance pursuant to which Artal will assign to the Combined Entity its rights and obligations under the put and call options agreements attached as Exhibit E.

5.                                      ADDITIONAL COVENANTS

5.1                                 Conduct of business

Between the date of this Master Agreement and the Closing Date, and subject to the pre-closing steps to be carried out by Regis Netherlands and Regis Holding as described in Schedule 4.1(i), by the FP Group as described in Section 2.2 and by Artal as described in Section 2.3, and except when expressly provided for the contrary within this Master Agreement, Regis Netherlands and the FP Group shall cause RHS, RIF, FPC and their respective Subsidiaries to operate and carry on their business in the ordinary course, with due care and diligence, and in a manner consistent with current management practices.

In particular, the FP Group shall procure to Regis Netherlands that, except with the prior written approval of Regis Netherlands, FPC and its Subsidiaries:

(i)                                    shall not use their available funds for purposes other than those falling under the scope of normal business;

(ii)                                 shall not enter into, or subscribe in any manner whatsoever to, any obligation other than those relating to normal business, in conformity with past practice;

(iii)                              shall not make any material change to their accounting principles;

(iv)                             shall not purchase any asset, whatever its form, which would result in a net consolidated financial debt (including any and all interest bearing debt due to any third party including shareholders, financial obligations, financial guarantees or form of financial commitments, off balance sheet commitments including but not limited to finance leases, factored assets, discounted notes, asset securitization, all accrued interest in respect to the preceding liabilities)  exceeding five times their Normalized EBITDA for the last 12-month period ending with the last quarter, increased by the Normalized EBITDA of the target asset resulting from its last financial audited accounts;

(v)                                shall not, except in the ordinary course of business and in conformity with past practice, make any sale, rental, conveyance or assignment of its assets, in any way whatsoever, and shall not commit to do so;

(vi)                             shall not incur indebtedness or amend the terms of existing indebtedness which would result in a net consolidated financial debt exceeding five times their Normalized EBITDA for the last 12-month period ending with the last quarter, as the case maybe, increased by the Normalized EBITDA of the target asset resulting from its last financial audited accounts, and of any related security interests to such indebtedness;

(vii)	shall not issue, to the benefit of the employees or of the management, any warrants or other securities or options to subscribe or purchase their shares;

(viii)

shall not enter into terms of employment or office (either at nomination or in the terms of an amendment) of any employee or officer granting to the employee or officer severance rights or deferred compensation in excess of 500,000 euros ;

(ix)

shall not enter into, amend, or terminate any master franchise agreements or trademark license agreements for more than ten years or terminate any of the existing agreements on the date hereof which generates more than 500,000 euros of their Normalized EBITDA;

(x)	shall not amend their by-laws (except increases in share capital, change in the registered office and change of name or as required by this Master Agreement);

(xi)	shall not enter into any material related-party transaction with Artal or its Affiliates, or with any member of the FP Group or any business entity controlled by such member;

(xii)

shall pay their debts on the due date and in the normal course of business with the funds available in their corporate books, and shall not withhold any amounts due to employees, creditors and/or other third parties after such shall become due;

(xiii)	shall not terminate the employment agreements or term of office of any key executive of the FPC or its Subsidiaries and shall not decide the increase of their compensation by more than 50%; and

(xiv)	shall not enter into any agreement, commitment or arrangement to effect any of the foregoing.

Regis Netherlands shall procure to the FP Group that, except with the written prior approval of the FP Group, RHS and RIF and their respective Subsidiaries:

(i)	shall not use their available funds for purposes other than those falling under the scope of normal business;

(ii)	shall not enter into, or subscribe in any manner whatsoever to, any obligation other than those relating to normal business, in conformity with past practice;

(iii)	shall not make any material change to their accounting principles;

(iv)

shall not purchase any asset, whatever its form, which would result in a net consolidated financial debt (including any and all interest bearing debt due to any third party including shareholders, financial obligations, financial guarantees or form of financial commitments, off balance sheet commitments including but not limited to finance leases, factored assets, discounted notes, asset securitization, all accrued interest in respect to the preceding liabilities) exceeding five times their Normalized EBITDA for the last 12-month period ending with the last quarter, increased by the Normalized EBITDA of the target asset resulting from its last financial audited accounts;

(v)

shall not, except in the ordinary course of business and in conformity with past practice, make any sale, rental, conveyance or assignment of its assets, in any way whatsoever, and shall not commit to do so;

(vi)

shall not incur indebtedness or amend the terms of existing indebtedness which would result in a net consolidated financial debt exceeding five times their Normalized EBITDA for the last 12-month period ending with the last quarter, as the case maybe, increased by the Normalized EBITDA of the target asset resulting from its last financial audited accounts, and of any related security interests to such indebtedness;

(vii)	shall not issue, to the benefit of the employees or of the management, any warrants or other securities or options to subscribe or purchase their shares;

(viii)

shall not inter into the terms of employment or office (either at nomination or in the terms of an amendment) of any employee or officer granting to the employee or officer severance rights or deferred compensation in excess of 500,000 euros ;

(ix)

shall not enter into, amend, or terminate any master franchise agreements or trademark license agreements for more than ten years or terminate any of the existing agreements on the date hereof which generates more than 500,000 euros of their Normalized EBITDA;

(x)	shall not enter into any material related-party transaction with Regis and its Affiliates Affiliates;

(xi)	shall not grant any guarantee to any third party, nor any endorsement, letter of comfort or security interests of any nature whatsoever other than in the ordinary course of business ;

(xii)	shall not amend their by-laws (except as required by this Master Agreement);

(xiii)	shall not create any subsidiary other than in the ordinary course of business;

(xiv)	shall not cancel or terminate any insurance policy, except if replaced by a new insurance policy providing for at least the same coverage in all material respects;

(xv)

shall not increase the annual level of remuneration of their directors, officers or employees except to the extent mandatory pursuant to applicable laws, collective bargain agreements, or existing collective agreements (accords d’entreprise) or individual employment agreements existing on the date hereof or in the ordinary course of business;

(xvi)	shall not sell or, other than in the ordinary course of business, license any patent, trade name or trademark;

(xvii)

shall pay their debts on the due date and in the normal course of business with the funds available in their corporate books, and shall not withhold any amounts due to employees, creditors and/or other third parties after such shall become due; and

(xviii)	shall not take decision or negotiation having any material impact on their financial or commercial situation or on their operations, including, but not limited to, any decision or negotiation resulting in the termination, cancellation, refusal to renew material contracts, or in the renewal of contracts in conditions that are less favorable to them;

(xix)	shall not terminate the employment agreements or term of office of any key executive of RHS, RIF and their Subsidiaries and shall not decides the increase of their compensation by more than 50%;

(xx)	shall not make redundant any of the office employees of RHS, RIF and their Subsidiaries as of the signature of this Agreement; and

(xxi)	shall not enter into any agreement, commitment or arrangement to effect any of the foregoing.

Regis Netherlands on the one hand, and the FP Group on the other hand, undertake to immediately inform each others in writing of (i) any event or circumstance of any nature whatsoever which affects or could affect in a material adverse way the financial situation, assets, undertakings or operations of RHS, RIF, FPC and their respective Subsidiaries and (ii) any breach of their undertakings hereunder.

5.2                                 Filings and applications

As of the date of this Master Agreement the Parties shall conduct an analysis to determine whether the Transaction must be filed with any Anti-Trust Authorities.  In the context of such analysis, the Parties undertake to cooperate as described in Section 5.1.3.

Within fifteen (15) days from the date hereof, Regis Netherlands shall consult with the French competition authorities (DGCCRF) regarding the Transaction and confirm in writing to the FP Group and Artal whether or not a filing of the terms of the Transaction is required by the French competition authorities. In the event such filing were required, the Parties should use their best effort to file the appropriate documentation within thirty (30) days from Regis Netherlands notice with the French competition authorities.

The clearances which may have to be obtained from the Anti-trust Authorities are hereinafter collectively referred to as the “Anti-trust Clearances”.

5.3                                 Cooperation

Each Party shall use its best efforts to cause the Conditions Precedent and the Parties’ covenants to be fulfilled and the Closing to occur in accordance with this Master Agreement and agrees to cooperate with the other Parties and execute and deliver such additional documents and instruments and to perform such additional acts, including make any additional filings, as may be deemed reasonably necessary or appropriate by any Party, before or after the Closing Date, to comply with, carry out and perform all of the terms and provisions of this Master Agreement.

In particular, each Party agrees to promptly provide the other Parties with any information and documents that may reasonably request to (i) proceed with the required anti-trust filings, and (ii) satisfy any request, and answer any question asked by the Anti-trust Authorities.

Each Party shall keep each other appraised of the status of any communication with, and any inquiries or requests for additional information from, any foreign or domestic, Anti-trust

Authority, or other authority or governmental entity, and shall comply promptly with any such inquiries or requests.

Each Party shall use its best efforts to obtain any clearance required under any applicable legislation, rules or regulations for the completion of the Transaction.

However, the Parties shall in no event be obliged to agree to, accept or propose any remedy or undertaking to any Anti-trust Authority in order to obtain any Anti-trust Clearance and consummate the Transaction.

5.4                                 Access to Regis entities’ records and employees

The Parties will facilitate the organization of weekly meetings between the members of the management of FPC and the members of the management of RHS.

Regis Netherlands hereby undertakes to give, between the date of this Master Agreement and the Closing Date, to the current management of FPC, access to the records, books and key employees of RHS and RIF as may reasonably be required by the FP Group and Artal in relation to preparing the completion of Transaction.  Such access shall however be agreed upon in advance by the Parties in respect of time, form and content so as not to be disruptive for the Regis operations.

Between the date hereof and December 15, 2007 and in any case before the Closing Date, the management of FPC will prepare a draft organization chart of the Combined Entity.  This chart will take into account the independent future developments of each of the trademarks of the new group.  Such chart will be provided to Regis Netherlands and Artal by December 15, 2007 for discussions between Regis Netherlands, the FP Group and Artal.

5.5                                 Exclusivity

As of the date of this Master Agreement and during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the termination of this Master Agreement, neither Regis Netherlands nor the FP Group, Artal and their respective officers, directors, employees, representatives and agents (as the case may be) will directly or indirectly, (a) solicit, initiate, enter into or conduct any discussions or negotiations, or enter into an agreement or understanding, with any person or entity (other than Parties hereto) regarding the sale or transfer, directly or indirectly, of any interest in or any assets of RHS, RIF, FPC and their respective Subsidiaries (other than, for transactions regarding individual hair salons, in the ordinary course of business) or (b) disclose any non-public information (other than in the ordinary course of business) relating to RHS, RIF, FPC and their respective Subsidiaries or permit access to the properties, books or records of RHS, RIF, FPC and their respective Subsidiaries to any other person that it has reason to believe is considering acquiring any interest in or any assets of RHS, RIF, FPC or their respective Subsidiaries.  In the event that one Party receives any inquiry or solicitation from any other person related to acquiring an interest in one of these Companies, it shall promptly notify the other Parties.

5.6                                 Post-Closing Cash Needs

Regis Netherlands shall procure that, as of the Closing Date, RHS, RIF and their respective Subsidiaries have secured credit facilities of a total amount of Euro 5,000,000 from financial institutions and/or from Regis Netherlands. Should the credit line be granted by Regis, it would be under the following terms and conditions:

•                                          the loan will bear interest at a rate of Libor plus 175 base points ;

•                                          the loan and related interests will be paid to Regis Netherlands a the latest on June 30, 2008.

5.7                                 Artal’s representations

5.7.1                                                Power and authority of Artal

Artal represents and warrants that they have the legal right and full power, capacity and authority to enter into, and perform the commitments undertaken under this Agreement and the other agreements referred to in this Agreement, as are required to implement the Transaction as provided in this Agreement, and these agreements will constitute valid and binding obligations of Artal, enforceable in accordance with their terms.

5.7.2                                                Absence of breach

The execution and delivery of this Agreement and the other agreements, and the performance by Artal, of the Transaction and of their obligations under this Agreement and the other Agreements will not and are not likely to:

(i)                                     constitute or result in a breach, default or violation of, or conflict with, or shall give rise to the payment of any liability, penalty, cost, expense, damage, fee or any other amount under, or to a right of termination of:

•                  any provision of the by-laws (statuts) of Provost Participations, FPC or its Subsidiaries, or any provision of any shareholders agreement pertaining to Provost Participations, FPC or its Subsidiaries;

•                  any resolution adopted by the shareholders of Provost Participations, FPC or its Subsidiaries;

(ii)                                 cause Provost Participations, FPC or its Subsidiaries to become subject to any liability, or cause Provost Participations, FPC or its Subsidiaries to become liable for the payment of any tax; or

(iii)                              result in the imposition or creation of any Encumbrances upon or with respect to any of the assets owned or used by FPC or its Subsidiaries.

5.7.3                                                Ownership

The signature of the Artal Contribution Agreement and the registration in the shareholder’s account opened in the name of Combined Entity in the FPC books, shall entail the transfer of full ownership of the FPC shares contributed by Artal to the benefit of Combined Entity.

5.7.4                                                Authority of Artal to contribute their FPC shares

Artal is vested with full power and authority to contribute their FPC shares to Provost Participations and have obtained all prior authorizations, as may be required.

The contribution by Artal of its FPC shares to Provost Participations as well as all transactions taking place for the purposes of completing such contribution, do not and will note violate any applicable laws and regulations, nor any provision of Provost Participations or FPC by-laws or other governing documents of FPC or any agreement (such as shareholders agreement), covenant or contract to which Artal is or have been a party, or any administrative or judicial ruling or decision applicable thereto.

5.8                                 CMP

Artal and the FP Group procure that Provalliance shall purchase prior to December 31, 2008 all of the shares held by CMP in FPC in accordance with the terms and conditions of the put and call option agreements attached in Exhibit E.

5.9                                 Minority Shareholding

The FP Group shall procure that FPC and/or any of its Subsidiaries shall acquire before the Closing Date, the minority interest held by any member of the FP Group in FPC’s Subsidiaries at a price of one (1) euro for the shares held by each shareholder in each entity.

6.                                      REPRESENTATIONS AND WARRANTIES AGREEMENT

As a material condition to the Transaction, Regis Netherlands and the FP Group undertake to make and grant to each other and to the Combined Entity, on the Closing Date, representations and warranties as to the assets and liabilities contributed to the Combined Entity as well as on the existing assets and liabilities of the Combined Entity itself on the Closing Date, in conformity with the form of Representations and Warranties Agreements (and their exhibits and schedules) attached hereto as Schedule 4.3 (i) and Schedule 4.3 (ii).

The Parties agree that the disclosures and related schedules provided for in the form of Representations and Warranties Agreements attached as Schedule 4.3 (i) and Schedule 4.3 (ii) may be updated provided however that:

(i)	such updates relate to events, facts or circumstances which occurred between the date hereof and the Closing Date, and

(ii)

if an update by Regis Netherlands gives rise to a material change in the financial conditions, assets and liabilities, or results of operations of RIF, RHS or any of their respective Subsidiaries, that as a whole is as substantial and adverse as to fundamentally impair the value of any of these companies, the Provost Group and Artal will have the right not to consummate the Transaction under this Master Agreement, and

(iii)

if an update by the FP Group gives rise to a material change in the financial conditions, assets and liabilities, or results of operations of FPC or any of its Subsidiaries, that as a whole is as substantial and adverse as to fundamentally impair the value of any of these companies, Regis Netherlands will have the right not to consummate the Transaction under this Master Agreement; and

(iv)                              such additional disclosures shall not be considered as exemptions to the application of the Representations and Warranties Agreements except for the disclosures which result from the implementation of the operations referred to in this Master Agreement.

7.                                      TERMINATION

7.1                                 Termination Events

This Master Agreement may, by notice given prior to or on the Closing Date, be terminated:

(i)

by either Party if a material breach of any provision of this Master Agreement has been committed by another Party and such breach has not been waived or cured within fifteen (15) days of written notice of such breach;

(ii)	by mutual written consent of all Parties; or

(iii)

by either Artal, FP Group or Regis Netherlands if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Master Agreement to comply fully with its obligations under this Master Agreement) on or before January 31, 2008, or such later date as such Parties may agree upon.

7.2                                 Effect of Termination

Each Party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Master Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Master Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Master Agreement will terminate, except that the obligations in Section 8 (which relates to confidentiality) and Section 9 (which relates to costs) will survive; provided, however, that if this Master Agreement is terminated by a Party because of the breach of the Master Agreement by other Party or because one or more of the conditions to the terminating Party’s obligations under this Master Agreement is not satisfied as a result of other Party’s failure to comply with its obligations under this Master Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

8.                                      CONFIDENTIALITY

8.1

From and after the date hereof, the Parties shall treat as confidential and not disclose the provisions of this Master Agreement and/or the provisions of any agreement entered into pursuant to this Master Agreement.

8.2	Section 8.1 above shall not prohibit disclosure or use of any information if and to the extent:

(i)

the disclosure or use is required by law, any regulatory body, including for the purposes of the Anti-trust Clearances, or the rules and regulations of any recognized stock exchange; In this respect, the 8K form attached hereto as Schedule 8.2(i) will be filed with the Securities and Exchange Commission following the execution of this Master Agreement.

(ii)	the disclosure or use is required to vest the full benefit of this Master Agreement in any of the Parties hereto, as the case may be;

(iii)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Master Agreement or any other agreement entered into under or pursuant to this Master Agreement or the disclosure is reasonably necessary, desirable or required to be made to a taxation or social authority in connection with the taxation or social affairs of the disclosing party;

(iv)	the information becomes publicly available (other than by breach of this Master Agreement); or

(v)	the other party has given prior written approval to the disclosure or use;

provided that prior to disclosure or use of any information pursuant to (i), (ii) or (iii), the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use, or otherwise to agree the timing and content of such disclosure or use.

9.                                      COSTS AND EXPENSES - REGISTRATION DUTIES

Whether or not the Closing occurs, and unless otherwise provided for in this Master Agreement, each Party shall bear its own fees, expenses and costs incurred in connection with negotiating, drafting and implementing this Master Agreement and the transactions contemplated herein, as well as any taxes required by law to be paid by such Party (including in the case of Combined Entity, any transfer tax or registration duty owed in relation to the Regis Contribution, the FP Group Contribution, the Artal Contribution, the Mouton Contribution and the Provost Participations Contribution).

10.                               ASSIGNMENT – SUCCESSORS

None of the Parties may assign any of its rights and obligations under this Master Agreement without the prior consent of the other Parties except, with respect to individuals, in case of death, to their heirs and successors provided they are bound by this agreement.  However, Artal may assign any of its rights under this Master Agreement to Artal Group or any entity that is controlled (within the meaning of Article L. 233-3 I of the French Code de commerce) by Artal Group and Regis Netherlands may assign any of its rights under this Master Agreement to Regis Corporation or any entity that is controlled (within the meaning of Article L. 233-3 I of the French Code de commerce) by Regis Corporation.

11.                               NOTICES

11.1                           FP Group Representative

(i)                                     The members of the FP Group hereby appoint Mr. Yvon Provost, as their representative entrusted with acting in their name and on their behalf with respect to any notice or other communication made pursuant to the Master Agreement, in its capacity as FP Group Representative.  Consequently, any notice or communication made by any Party to the FP Group Representative pursuant to this Master Agreement shall be deemed to have been made to each member of the FP Group. Similarly, any notice or communication made by the FP Group Representative to any other Party shall be deemed to have been made by each member of the FP Group.

(ii)                                  In case of death, disability or resignation of the FP Group Representative, the members of the FP Group undertake to appoint, no later than thirty (30) days after the occurrence of such event, a person as a successor to the former FP Group Representative. They shall in a timely manner notify the other Parties with the details of such successor. Until such notification of the details of such successor, a notification or communication to the former FP Group Representative shall be deemed correctly made for purposes of this Section 11.

11.2                           Notices

(i)                                     Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered by hand against receipt or sent by express international courier, by facsimile, by electronic mail or by registered letter with return receipt requested, to the following addresses or to such other address as the Parties shall have given notice pursuant to the terms and conditions hereof:

FP Group

For the attention of: Mr. Yvon Provost

14, rue Ancelle, 92200 Neuilly-sur-Seine

Fax no.: 00 33 1 41 27 36 22

With Copy to: Cabinet d’avocat

For the attention of: Me Lafont

6, avenue Constant Coquelin

75007 Paris

Fax no.: 00 33 1 42 19 00 08

Artal

1932, Saint-Stevens-Woluwe, Woluwedal 28, Belgium

For the attention of: Mr. Bernard Darimont

Fax no.: 00 32 2 712 87 31

Artal Group

105 Grand-Rue, L1661 Luxemburg

For the attention of Mrs Anne Goffard

Fax no: 00 35 222 42 59 22

Jean Mouton

3, rue de Luynes, 75007 Paris, France

Regis Netherlands

Strawinskylaan 3105, Atrium 7th floor,

PO Box 1469 – 1000 BL Amsterdam, Netherlands

For the attention of: Mr. Andrew Cohen

Fax no.: 00 31 20 40 64 555

RHS

156 rue du Faubourg Saint Denis – 75010 Paris, France

For the attention of: Regis Netherlands represented by Mr. Andrew Cohen

Fax no.: + 33 1 53 35 53 74

Regis Corporation

7201 Metro Boulevard, Minneapolis, MN 55439 (USA)

For the attention of: President and CEO & General Counsel

Fax no.: 00 1 952 918-4770

(ii)                                  Any notice sent by registered letter, express international courier, facsimile or electronic mail shall be considered as having been received:

•                                        with respect to a facsimile or an electronic mail, twelve (12) hours after sending of such, subject to confirmation in writing to be sent by registered letter with return receipt requested, within five (5) days following the sending of such facsimile or electronic mail;

•                                        with respect to a registered letter, on the date of first presentation appearing on the postal return receipt;

•                                        with respect to an express international courier, on the date of first presentation.

(iii)                               Each Party shall in a timely manner notify the other Parties with any change in the details mentioned above.

12.                               MISCELLANEOUS

12.1                           Entire Master Agreement and Modification

This Master Agreement, the Schedules and Exhibits hereto represent the entire understanding and agreement of the Parties and supersede, cancel and replace any and all prior agreements, understandings or arrangements among the Parties hereto with respect to the subject matter hereof, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Master Agreement signed by the Parties.

12.2                           Sections headings

The Sections headings contained in this Master Agreement are for convenience purpose only and shall not affect in any way the meaning or interpretation of this Master Agreement.

12.3                           Severability

If at any time subsequent to the Closing Date, any provisions of this Master Agreement shall be held illegal, invalid, void or unenforceable by any court of competent jurisdiction, the remainder of this Master Agreement shall not be affected or impaired thereby and the Parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that achieves as much as possible the purport, sense and economic purpose of the original provision.

12.4                           Waiver

Except if applicable law or this Master Agreement require the exercise of a right within a certain period of time, no delay on the part of a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise on the part of the Parties of any right, power or privilege hereunder preclude any other or further exercises of any other right, power or privilege which is not precluded by this Master Agreement.

12.5                           Language of the Master Agreement

For purposes of convenience, this Master Agreement may be translated into other languages, but it is understood that the English version of this Master Agreement will control for all purposes, as between the parties hereto.  In case of a conflict in meaning between the different versions, the Parties are responsible for performing in accordance with the English version hereof.  Unless the context of this Master Agreement otherwise requires, the singular will include the plural and vice versa.

12.6                           Communication — Press release

Regis Corporation, Regis Netherlands, the FP Group and Artal shall not issue any press release or any other public statement or communication with respect to this Master Agreement and the Transaction without consulting with each other and agree on the content of any such communication, provided however that such consultation process shall not prevent any party to comply with applicable laws and regulations.

13.                               GOVERNING LAW - JURISDICTION

This Master Agreement shall be exclusively governed by and construed in accordance with the laws of France.

Any disputes between the Parties in connection with, or arising out of, this Master Agreement (including without limitation its validity, construction, performance or termination) shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

14.                               LIST OF SCHEDULES AND EXHIBITS

The Schedules and Exhibits listed below form an integral part of this Agreement.

Exhibit B	Subsidiaries of RHS
Exhibit C	Subsidiaries of RIF
Exhibit D	Subsidiaries of FPC
Exhibit E	Agreements with CMP
Exhibit F	Final Structure of the Combined Entity

Schedule 2.1.1	Regis Contribution Agreement
Schedule 2.2	FP Group Contribution Agreement
Schedule 2.3	Artal Contribution Agreement
Schedule 2.4	Mouton Contribution Agreement
Schedule 2.5	Provost Participations Contribution Agreement
Schedule 4.1(i)	Regis Pre-Closing Operations
Schedule 4.3(i)	Provost Representations and Warranties Agreement
Schedule 4.3(ii)	Regis Representations and Warranties Agreement
Schedule 4.3(iii)	Shareholders’ Agreement
Schedule 4.3(iv)	License Agreement
Schedule 4.4.1(vii)	By-Laws of Combined Entity
Schedule 4.4.1 (x)	Put Option
Schedule 4.4.1 (xi)	Call Option
Schedule 4.4.2(iii)	By-Laws of FPC
Schedule 4.4.3	Mouton Call Option
Schedule 8.2(i)	8K Form

This Master Agreement has been executed in ten (10) original counterparts.

Executed in Paris

On 11, October 2007

REGIS NETHERLANDS

By: Mr. Andrew Cohen	Mr. Yvon Provost

ARTAL	RHS

By: Mr Paul Köhler	By: Regis Netherlands Represented by Mr. Andrew Cohen

REGIS CORPORATION	ARTAL GROUP S.A.

By: Mr. Eric Bakken	By: Mr Paul Köhler

Monique La Rizza	Olivia Provost

Fabien Provost	Jean Mouton